                                                                     EXHIBIT 3.2

                             CERTIFICATE OF MERGER
                                       OF
                               LESLIE'S POOLMART
                                      INTO
                               LPM HOLDINGS, INC.
                         (Pursuant to 8 Del. C (S) 252)

     LPM HOLDINGS, INC., a Delaware corporation, hereby certifies that:

     1. The name and state of incorporation of each of the constituent corporations are:

               (a) Leslie's Poolmart, a California corporation; and

               (b) LPM Holdings, Inc., a Delaware corporation.

     2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporation in accordance with the provisions of subsection (c) of Section 252 of the Delaware General Corporation Law.

     3. The surviving corporation shall be LPM Holdings, Inc., the name of which shall be changed to "Leslie's Poolmart, Inc." on the date on which the merger is effective, as provided in Item 4 below.

     4. On the date on which the merger is effective, Article I of the Certificate of incorporation of LPM Holdings, Inc. shall be amended to read in its entirety as follows:

     "The name of this Corporation is:  Leslie's Poolmart, Inc."

     The Certificate of Incorporation of LPM Holdings, Inc., as so amended and in effect on the date on which the merger is effective, shall be the Certificate of incorporation of LPM Holdings, Inc. as the surviving corporation without further change or amendment until further amended in accordance with the provisions thereof and applicable law.

     5. The executed Agreement of Merger is on file at an office of LPM Holdings, Inc. located at:

          20630 Plummer St.
          Chatsworth, California 91311

     6. A copy of the Agreement Of Merger will be furnished by LPM Holdings, Inc., on request and without cost, to any stockholder of any of the constituent corporations.

     7. The authorized capital stock of Leslie's Poolmart, a California corporation, is 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

     IN WITNESS WHEREOF, LPM HOLDINGS, INC. has caused this certificate to be executed by a duly authorized officer as of this 11th day of June, 1997.

                              LPM HOLDINGS, INC.,
                              a Delaware corporation

                              By: /s/ Brian P. McDermott
                                 ---------------------------
                                  Brian P. McDermott
                                  President and Chief
                                  Executive Officer

                                       2